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EXHIBIT 99.(H)(4)


                     OPERATIONAL SUPPORT SERVICES AGREEMENT

                               HSBC Investor Funds
                                3435 Stelzer Road
                              Columbus, Ohio 43219


                                                           December __, 2001


         THIS OPERATIONAL SUPPORT SERVICES AGREEMENT ("Agreement") is made between HSBC Asset Management (Americas), Inc. ("Adviser") and HSBC Investor Funds ("Trust") on behalf of its series, HSBC Investor Money Market Fund, HSBC Investor U.S. Government Money Market Fund, HSBC Investor U.S. Treasury Money Market Fund, and HSBC Investor New York Tax-Free Money Market Fund (each, a "Fund" and collectively, the "Funds").

         WHEREAS, the Trust is a registered open-end investment company organized as a Massachusetts business trust and currently consists of thirteen separate series;

         WHEREAS, the Adviser has entered into an investment advisory contract with the Trust to provide advisory services to the Funds (the ("Advisory Agreement");

         WHEREAS, the Adviser has agreed to provide in addition to the purely investment advisory services provided pursuant to the Advisory Agreement, certain administrative and operational support services in connection with the operation of the Funds;

         NOW, THEREFORE, in consideration of the mutual promises herein made, the parties hereby agree as follows:

1. The Adviser agrees to provide the following operational support services to the Funds:

      (i) manage and coordinate the Funds' operations, including the development of new product features and benefits;

     (ii) compile statistical and research data required for the preparation of reports and statements which are periodically distributed to the Funds' officers and Trustees;

    (iii) handle general inquiries from account representatives, such as advice as to the status of shareholder accounts, the current yield and dividends declared to date and provide assistance with other questions related to shareholder accounts;

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     (iv)      provide support to account representatives regarding Fund
               benefits and features;

      (v) provide operational assistance to account representatives regarding opening new accounts, closing accounts and making changes to the set-up of existing accounts;

     (vi) provide marketing and promotional support to the account representatives, including the development, production and distribution of materials that promote the Funds, their features and benefits;

    (vii) assist in the development and ongoing operation of "sweep" accounts utilizing the Funds;

   (viii) compile information required in connection with the Funds' filings with the Securities and Exchange Commission; and

     (ix)      provide such other services as agreed upon by both parities.

2. For its services, the Adviser shall be entitled to a fee (the "Operational Support Fee") from each Fund's Class A, Class B, Class C, Class D and Class Y shares, computed daily and paid monthly, equal on an annual basis to the percentage of each Fund's average daily net assets set forth on Schedule A, as in effect from time to time. The Adviser, in its sole discretion, may waive all or any part the Operational Support Fee for any class of shares of a Fund.

3. This Agreement shall remain in full force and effect through December 31, 2002, and thereafter from year to year to the extent continuance is approved annually by the Board of Trustees of the Trust.

4. This Agreement may be amended or modified from time to time by both parties in writing.

5. This Agreement may be terminated by the Trust at any time on sixty (60) days' written notice without payment of penalty, provided that such termination by the Trust shall be directed or approved by the vote of a majority of the Trustees of the Trust in office at the time or by the vote of a majority of the outstanding voting securities of the Trust as defined by the Investment Company Act of 1940 Act ("1940 Act"); and shall automatically and immediately terminate in the event of its assignment as defined by the 1940 Act.

6. In the absence of willful misfeasance, bad faith or gross negligence on the part of the Adviser, or of reckless disregard of its duties and obligations hereunder, the Adviser shall not be subject to liability for any act or omission in the course of, or connected with, rendering services hereunder.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, and their respective corporate seals to be hereunto duly affixed and attested.


                                                        HSBC INVESTOR FUNDS

                                                        By:  ___________________
                                                        Name:
                                                        Title:
B.


HSBC ASSET MANAGEMENT (AMERICAS), INC.

By:  __________________
Name:
Title:


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                                   SCHEDULE A
                    TO OPERATIONAL SUPPORT SERVICES AGREEMENT
                         dated as of December 10, 2001


------------------------------------------------------------ -----------------------------------------
                           Fund                                              Operational Support Fee
------------------------------------------------------------ -----------------------------------------
------------------------------------------------------------ -----------------------------------------
Money Market Fund                                                                     0.10%
------------------------------------------------------------ -----------------------------------------
U.S. Government Money Market Fund                                                     0.10%
------------------------------------------------------------ -----------------------------------------
U.S. Treasury Money Market Fund                                                       0.10%
------------------------------------------------------------ -----------------------------------------
New York Tax-Free Money Market Fund                                                   0.05%
------------------------------------------------------------ -----------------------------------------

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